Filed Pursuant To Rule 433
Registration No. 333-158105
May 7, 2009
WGC Vodcast “What’s Next for Gold” Transcript and Power Point Presentation
ANDERSON: Thank you for joining us today for our on-demand webcast, “What’s Next for Gold?” My name is Tom Anderson and I’m the Head of Strategy and Exchange Traded Fund Research at State Street Global Advisors. This webcast, sponsored by State Street’s family of SPDR Exchange Traded Funds, will take an in depth look at the gold market. Gold has been a remarkable source of stability over the past year. In 2008, when US equities declined 37%, gold managed to post a 6% gain. This year our SPDR Gold Shares ETF, ticker symbol GLD, surpassed $30 billion in assets, making it the second largest ETF by assets in the world. So as we begin to anticipate a market recovery or at least make our way through this recession, the question on many minds is “What is next for the gold market?” Joining us today to address this question among others is Natalie Dempster, Head of Investments North America for the World Gold Council.
The World Gold Council is an organization formed by the world’s leading gold mining companies. A global advocate for gold, the World Gold Council aims to promote the demand for gold in all its forms through marketing activities in major international markets. Natalie will discuss how gold responded to the economic decline, beginning in 2007, and how it is likely to respond to an economic recovery. Specifically, she will cover the structure of the gold market, including its unique supply and demand attributes, how gold performs in relation to other commodities, and how gold may perform in a post recessionary environment. Natalie and I will also discuss SPDR Gold Shares and how the ETF is structured, managed, and audited. So Natalie, I’ll turn it over to you.
DEMPSTER: Thank you, Tom. As Tom said, gold has received a huge amount of attention of late due to the role that it has played as a safe haven asset throughout the financial crisis. As a reminder, the gold price rose by 6% last year while domestic and world equities declined by 40%. In the first quarter of this year, the gold prices increased by a further 4% while stocks have fallen by another 11%. One of the reasons that the financial crisis has proved so devastating for investors’ portfolios is that the correlation of so many assets tended to wane. Many alternative assets which were widely marketed as effective portfolio diversifiers failed to live up to expectations. The commodity basket, which fell by essentially the same as equities, are a good example.
On this point, it’s worth noting that gold not only moved independently from world equity markets but also moved independently from other commodities. Indeed of the 16 commodities that we regularly monitor, gold was the only one to increase in price last year. Nowhere was the difference more pronounced than with oil which fell by over 60% last year. Many investors in the past have equated an investment with gold the same as an investment in oil. Not so. Over the past 20 years, gold and oil prices have moved in the same direction in eleven years but in a different direction in nine years, so almost 50% of the time. It’s not difficult to understand why investors buy gold during times of financial distress. It lacks the one investment characteristic shared by so many other assets and that is that gold has no counterparty risk.
This is also true of GLD, as we will hear later in the webcast, as it is fully backed by gold. So far this year alone, GLD has attracted over 10 billion in inflows, taking the total gold held in the trust to over 1,100 tons, worth $32 billion. Purchases of gold coins and small bars have also been extremely strong, rising by 400% year and year in the final quarter of last year. According to anecdotal reports from bullion dealers, demand for coins and small bars has remained very strong in the first quarter of this year. Indeed dealers report continued shortages in the availability of both official coins coming from the world’s mints and small bars coming direct from refineries. As a result, premiums on many of these products remain high and the restocking process alone should ensure that we see another couple of quarters of healthy demand.
But gold just doesn’t have a role to play during times of financial crisis. It makes sense to have an allocation to gold regardless of the health of the financial sector or of the broader economy. This is because changes in the gold price do not correlate either positively or negatively with changes in the prices of other financial assets, regardless of the stage of the economic cycle. This point is shown clearly in the matrix which shows the correlation between gold and a range of assets over the past five years. The results would be similar if we looked at the five years before this or indeed the five years before that. The numbers in red indicate that the correlation coefficient between the two assets is not statistically significant and as you can see here, this is in fact the case for gold and most of the other assets shown.
Hence if you hold any of those assets in your portfolio, adding an allocation to gold will help to diversify it. Gold’s lack of correlation with other assets reflects the unique drivers of demand and supply in the gold market. Before I speak about those, I want to show you a snapshot of the market itself. These pies charts show average demand and supply flows over the past five years as well as above ground stocks. On the demand side, the single largest element by far is jewelry, having accounted for 68% of total demand over the past five years. Investment has accounted for a further 19% and the balance has come from the industrial sector, with gold used in everything from mobile phones to electronic circuit boards to industrial catalysts. On the supply side, it won’t come as a surprise to hear that the largest source of supply comes from mining, 60% on average over the past five years.
A further 28% has come from recycled gold and the balance has come from the official sector which remains the net seller of gold. The three sources of demand and the three sources of supply are in turn affected by a whole host of factors, some of which are listed on this slide. For example, the largest element of demand, jewelry, is affected by everything from fashion trends and marketing campaigns in the West to religious festivals, the wedding season, the monsoon and agricultural incomes in countries such as India. I give the example of India because it buys one quarter of the world’s gold jewelry each year. For the largest element of supply, mining, its factors such as exploration spending, how successful the industry is in finding new deposits, how costly it is for them to extract, and how long it will take to bring them to market.
The investment element of demand is of course impacted by some of the same things that affect other financial assets such as inflation and currency movements but they are simply not the whole story. Moreover, different factors will become more or less important at different times. Back in the late 1990s, for example, the two biggest price drivers were arguably producer hedging and fears about central bank sales. Between 2001 and 2007, rising income levels in our key jewelry buying market and a sharp increase in the cost of extracting gold have been key influences on the price. At the moment, it’s the financial crisis and concerns about the outlook for price stability. Put simply, the gold price is driven by different factors at different times and those factors are far more diverse than most people realize hence underpinning gold’s role as a diversifier.
This also means that as well as not correlating with changes in other financial assets, changes in the gold price do not correlate with changes in the economic cycle. This chart shows quarterly US GDP growth versus the average quarterly gold price. You can see that there is no clear pattern between the two. It also means that as well as not correlating with other financial assets, changes in the gold price do not correlate with changes in the economic cycle. This chart shows quarterly US GDP growth versus the quarterly gold price and you can see that there is so no clear pattern between the two. This would be the same were we to regress one and the other or if we were to do correlation analysis. Neither will show you a statistically significant relationship. At times the gold price has fallen as the economy has slowed but at times the reverse has been true.
This has important implications for today’s economic environment. Recessions have clear negative implications for many commodities like oil. They do not for gold. This assertion is also backed up by historical experience. Notwithstanding the current recession, there have been five official US recessions since the gold price was fully freed in 1971. As you can see from this slide, there has been no uniform response in the gold price. It rallied strongly in one, fell slightly in two, and in increased moderately in two. There is no reason to expect that a continuing and deepening recession should act as a drag on the gold price. Moving on, there will clearly be aftershocks to the financial crisis and I would like to highlight four that I believe could influence the gold market.
First, diversification. If the financial crisis taught us anything, it is that we are not good at forecasting. Most of us did not see the financial shock coming, at least not on the scale that it turned out to be and we probably won’t see the next major shock coming either. As investors, the best we can do is to structure our portfolio in such a manner that when negative economic shocks do occur, the assets that we have in our portfolio don’t all move in the same direction. Gold’s performance throughout the financial crisis has brought it into the spotlight in this respect. As unlike so many other alternative assets, gold lived up to its promise as diversifying a portfolio. It’s also worth highlighting here that allocations to gold have traditionally been very small. We estimated back in 2007 that the total percentage of assets of the private wealth, pension fund, insurance, and sovereign wealth sector had less than 0.5% of their total assets allocated to gold.
Although that percentage will clearly be higher now due to the destruction that we’ve seen in equity valuations, the bigger point is gold was never an asset like funds of funds or hedge funds where many investors across the board had allocations of around 5%, thus there is still a lot of potential for growth in this respect. Second, we may see a move from more opaque assets to more transparent assets. They will undoubtedly be tied to regulations, tied to reporting standards at the demands of both financial regulators and investors themselves. The types of assets that mainstream investors are willing to buy is likely to change. Complex derivative products are falling out of vogue in favor of more plain vanilla products. Concerns about counterparty risk will undoubtedly linger for some time. This will see investors shy away from other assets.
Products like gold stand to benefit. Gold is simple to understand. It has intrinsic value beyond that of an investment asset and it has no counterparty risk. The third aftershock could be a sharp move in prices. There are two distinct views on this at the moment. The first camp is concerned that the move to near zero interest rates, the introduction of quantitative easing measures and the huge fiscal stimulus packages being put in place around the world will create a perfect storm for future inflation. The second to date smaller camp is concerned that already being in the liquidity trap, the new measures will not work either and the world’s economy will move from disinflation into deflation. Both sides have ammunition. The first camp can point to the staggering increase underway in public spending.
In the US, the budget deficit is forecast to grow to $1.7 trillion or 12% of GDP this year according to the latest projections from the Congressional Budget Office. On top of this, on March 18th, the US Federal Reserve Bank, which had already seen considerable growth in its balance sheet, announced that it would purchase a further $1.1 trillion in treasuries, mortgage backed securities, and agency debt. The Fed is not the only central bank to have engaged in quantitative easing. The Bank of England, Bank of Japan, and Swiss National Bank have all put similar measures in place. Likewise, budget deficits are spiraling up around the globe. There is a distinct risk that when the velocity of money starts to pick up or put more simply, when banks start to lend again and consumers and businesses start to spend, inflation will accelerate. Most traditional assets such as equities and bonds are a pure hedge against inflation.
By contrast, gold is an asset that often performs at its best. Since the gold price was fully freed in 1971, there have been nine years when the USCPI has averaged over 5%. Domestic and international equities each fell in five years, rose in four, and posted an average decline of 0.5% over the nine years. Longer data treasuries did not fare much better, managing to post just a 1.5% increase. Commodities as measured by the GSCI rose by 8.7% on average but it was gold that was truly the star performer, increasing in seven out of the nine years and posting an average return of 31%. The second camp felt that the vast monetary and fiscal stimulus measures will simply not work and the world economy will move into deflation. This camp can point to recent inflation figures, US consumer prices being unchanged on an annual basis in January for the first time since 1954 and though prices are still rising across the Pond, consumer confidence and spending continue to decline sharply, suggesting that companies will need to offer ever larger discounts if they are going to trigger a revival in retail sales.
What would global deflation mean for the gold price? This question is more difficult to answer at least if we look to history as a guide, as the gold price was largely fixed between 1871 and 1971. This included the period of the Great Depression, which lasted from August 1929 to March 1933 and during which the dollar was convertible to gold at $20.67 an ounce. The US briefly suspended convertibility in April 1933 before rejoining the gold standard in January 1934 at a devalued exchange rate of $35 an ounce. Some analysts have used gold mining equities as a proxy. Others have used silver. The latter, which traditionally exhibits the strongest correlation with gold, is the better of the two although still by no means ideal. This outperformed during the 1930s recession but it is likely to understate gold’s performance given that silver is far more affected by industrial cycle, as this makes up the bulk of silver demand.
The period of deflation prior to that and the time when the world’s major gold currencies were fixed to gold was 1813 to 1851. Gold held up relatively well during this period, trading in a range of around $18.00 to $21.00 an ounce. However, how much if anything can be read into how gold reacted to deflation then and how it might react today is questionable given the vast changes that have taken place in the world’s economic and financial landscape since then. Perhaps the best we can say is that gold is a currency and currencies tend to be hoarded during periods of deflation. There is also no intrinsic reason why gold should perform badly during a period of deflation unlike equities, for example, which would typically fall sharply as the earnings outlook deteriorated in companies where debt burdens grew.
The final aftershock I want to highlight is the emergence of a much larger government sector. As noted earlier, the Congressional Budget Office now sees the US budget deficit reaching $1.7 trillion this year. To date, foreign investors have been happy to finance the US budget deficit but there is a clear danger that they will not be able or they will not be willing to do so in the future. This could see a sharp depreciation in the dollar. Investors who believe that future dollar weakness is a risk may wish to consider investing in gold as gold traditionally has a strong negative correlation to the dollar. Moving on, how can investors access the gold market? There are a whole host of ways that investors can buy gold. Perhaps the most obvious is to buy bars and coins. This is a route for retail, up to institution investors.
The coins range in size from 1/20th of an ounce all the way up to the 400-ounce London Good Delivery bars. If you do choose this route, you will, however, need to make your own transportation arrangements for the gold and your own storage arrangements. A way of circumventing this is to open a gold account with a bouillon bank, which can be in either unallocated or allocated form. This would however typically only be a channel for high net worth investors as often you’ll need to trade in quite a large size. When the account is unallocated, the bank reserves the right to lend out the gold. If it’s allocated, then specific bars are tied to specific investors and the bank may not trade, lease, or lend the bars. You can also trade in gold derivatives, whether these are exchange products such as futures and options or structured products, which trade in the OTC market.
Investors may also buy a gold fund. This will typically be a combination of physical gold and gold mining equities. Or indeed you can buy the gold mining equities themselves although bear in mind this is a very different investment to investing in stock gold. The newest way to buy gold is via a Gold Exchange Traded Fund. The World Gold Council pioneered these products and launched the first ever Gold ETF in Australia back in 2003. This was followed by a similar product in London later in the same year. In November 2004, in conjunction with State Street, we launched a flagship product, SPDR Gold Shares or GLD as it is known. I will now pass over to Tom Anderson from State Street. He will talk more about that product.
ANDERSON: Thanks, Natalie. Now before I move on to talk about SPDR Gold Shares, first let me thank you for an insightful presentation. I think you’ve provided clarity around the intricacies of the gold market and answered a lot of questions that people have today. Now Natalie has addressed the strategic and tactical cases for gold. I’m now going to address gold as an actionable investment idea so I’ll be focusing on the concept of Exchange Traded Gold and GLD, the SPDR Gold Shares in particular. GLD today has approximately $32 billion in assets and an average trading volume of 21 million shares. GLD is the second largest exchange traded product in the world. SPDR Gold Shares was designed to track the price of gold, less the 40 basis points and annual expenses and GLD has done an excellent job to date of meeting that objective.
In terms of investment structure, SPDR Gold Shares is a grantor trust not a 40 act fund like most exchange traded funds. The rules of diversification for an open end 40 act fund make it challenging to manage a concentrated portfolio of a commodity like gold, hence the use of the grantor trust structure. The trust’s sole asset is physical gold bouillon and it does not participate in any derivative transactions. The trust also does not engage in any lending activities. Now the next slide you see is a traditional periodic table of asset class returns. You see gold here is one of the options and since 1998, the worst annual return for gold was minus 5.44% in 2000.
The best return was 31.92% in 2007. You’ll also notice the historical divergence between gold returns and US equity returns, particularly in years of sharp equity declines such as in 2001, 2002, and 2008.
Gold has provided positive returns. This is continued evidence of its use as a portfolio diversifier and Natalie’s already shown you the historical correlations of gold to other asset classes and the benefits you can get from adding gold to an already diversified portfolio. Now one question we receive quite frequently is what gold price does GLD or SPDR Gold Shares actually track? GLD is designed to track the spot price of gold. The spot price of gold refers to the price of gold for immediate delivery. The net asset value of the trust is calculated each day based on the value of the gold held by the trust as determined by the London PM Fix. During the course of the trading day, the price of gold is determined by market forces in the global over-the-counter market for gold.
The future price of gold is used for futures contracts and represents the price to be paid on the date of a delivery of gold in the future. In normal markets, the futures price for gold is higher than the spot price so it’s important to realize that GLD is structured to track the spot price of gold, not the futures price. We sometimes receive questions from advisors who are concerned whether GLD is accurately tracking the gold price and almost always these advisors have seen the futures price of gold and they forget that the futures and spot price of gold are usually different. In the United States, GLD shares are eligible for inclusion in retirement plans such as IRAs and 401(k)s. The IRS looks through the equity structure of the product and treats the shares as an investment in the underlying asset, gold bullion.
The tax code exempts gold bullion investment products from the collectables category for IRA purposes. Just to make certain, SPDR Gold Shares obtained a private letter ruling from the IRS to confirm that GLD qualifies. However, under US tax code, the exemption from the collectable category for gold bullion applies only to retirement plans. For capital gains tax purposes, the IRS still treats gold bullion investment products as collectables so that gains after one year are taxed at 28%. That means that GLD shares also have a long term capital gains tax rate of 28% rather than the 15% capital gains tax rate on other equity securities.
Now in summary, SPDR Gold Shares offers investors all of the benefits of an exchange traded product. Intraday liquidity, transparency, and cost effectiveness, particularly relative to the cost of buying, storing, and insuring gold on your own. You will find a wealth of information available about gold and SPDR Gold Shares at SPDRGoldShares.com. That’s S-P-D-R-G-O-L-D-S-H-A-R-E-S dot com. Natalie, there have been a number of questions raised surrounding the way GLD works. How does it work in practice? Does the trust actually need to go out and physically buy the gold?
DEMPSTER: The gold is all physically purchased but it’s not by the trust. The way that the trust works is that the trust does not deal with individual investors. The trust instead deals instead with entities called authorized participants of which there are currently 19. Amongst other things, in order to be an authorized participant, you need to be a broker dealer and you also need to have your own unallocated account at HSBC in London. If an AP gets an order for GLD from a customer, they may simply go out onto the New York ARCA platform, buy the shares, and fill the customer’s order that way. If there are not enough willing sellers of GLD that day, then it’s the authorized participant who will go out, buy London Good Delivery bars, deliver it to their unallocated account at HSBC at T plus two. And at the same time they will issue irrevocable instructions to HSBC to transfer that gold to the trust at the beginning of trading on T plus three. It is only at that point once the gold is in the vault that the shares will be credited.
ANDERSON: Thanks, Natalie. As I mentioned, there’s a great deal of information available on SPDRGoldShares.com, including a wide range of frequently asked questions. One of the questions we do receive a lot though regards audit procedures. Natalie, can you comment on whether the gold is counted and audited?
DEMPSTER: Yes, Tom. I can indeed. There is a physical count of all of the gold bars held in the trust once a year. There are also several layers of audit, including by HSBC and by the trust internal auditors. In addition, the trust’s external auditor certifies that in his professional opinion as an expert authority, the accounting controls and procedures in place for the trust operation are appropriate for the function that they need to perform.
ANDERSON: Natalie, another question we receive sometimes involves government bodies and their intentions when it comes to selling gold. We’ve read recently how the IMF is considering selling gold. What impact would that have on the gold price?
DEMPSTER: You’re right. The IMF is planning to sell around 400 metric tons of gold. However, the important thing about the planned IMF sales is that they have clearly stated that they will be conducted in a manner that will not be destabilizing to the gold market. One possibility would be that those sales are done through a third central bank gold agreement that has yet to be announced or indeed they could engage in an off market transaction, say with another central bank that’s looking to increase its gold holdings.
ANDERSON: Very good. And lastly, I think the question that’s probably on the minds of most people considering gold as an investment is — is it too late to invest in gold?
DEMPSTER: Absolutely not. Allocations to gold by the broad investor community really remain relatively low in comparison to many other alternative assets, as do the gold reserves of many of the world’s central banks. Well, we just spoke about the IMF selling gold and indeed European central banks are still lowering the percentage of gold in their reserves. Many Asian and oil producing countries, central banks hold little or no gold in their reserve. We’ve recently seen some encouraging signs with both pension funds starting to buy gold as well as some central banks; most notably, the announcement in the past couple of days that China has increased its gold reserve. We’ll need to wait and see whether this is the beginning of a step change in these sectors allocating, increasing their allocations to gold but if it is then we are very much at the beginning of this trend rather than at the end or even in the middle.
ANDERSON: Great. Well, that’s all the time we have. I want to thank Natalie Dempster, Head of Investments North America for the World Gold Council for her time today. I also want to remind advisors that they can visit SDPRU.com. That’s S-P-D-R-U dot com for more information about investing in gold. SPDRU is a free online educational resource brought to you by State Street Global Advisors and the SPDR family of Exchange Traded Funds. It is dedicated to providing investment professionals with the education and training they need to stay ahead of the market and be precisely in tune with their clients’ needs. And for more detailed information on GLD and our whole family of SPDR ETFs, please visit our product website at SPDRs.com, S-P-D-R-S dot com. Thank you all for listening.
What's Next For Gold? Gold and the Changing Economic Landscape

Agenda Welcome and Opening Remarks Tom Anderson Vice President, Head of ETF Strategy & Research State Street Global Advisors Gold and The Changing Economic Landscape - The Financial Crisis - The US Recession - The Recession "After Shocks" Natalie Dempster Head of Investment, North America World Gold Council Accessing the Gold Market Tom Anderson Q&A

Introducing World Gold Council Funded by the world's leading gold mining companies We promote the use of gold in all its forms through marketing activities in major international markets. Offices in key consuming countries: India China Middle East United States MEMBERS Agnico Eagle AngloGold Ashanti Barrick Gold Corporation Coeur d'Alene Mines Corporation Compania de Minas Buenaventura Eldorado Gold Goldcorp Gold Fields Limited Harmony IAM Gold Kinross Gold Corporation Newmont Mining Corporation Peter Hambro Mining Yamana Gold ASSOCIATES Cedimin China National Gold Corporation The Hutti Gold Mines Company Kahama Mining Minera Yanacocha S.R.L. Mitsubishi Materials Corporation Royal Gold Inc.

Gold as a safe-haven during the financial crisis

Gold moves independently from other commodities

Including oil.....

Investors have bought record amounts of gold ETFs

Purchases of coins and bars soar

Gold does not just have a role to play during times of crisis

The Structure of the Gold Market

Factors affecting demand and supply Religious festivals Indian Wedding Season Monsoon Exploration spending Mine construction New gold discoveries Strategic decisions on gold reserves Jewelry marketing Financial and economic crisis Dollar Extraction costs, e.g. Tractors, Rubber Volatility Electronics demand Political risks Mining lead times Desirability The Catwalk Tourism in the Middle East Chinese NY Inflation Producer hedging/ de-hedging

There is no correlation between US GDP growth and the gold price

Gold price performance during recessionary periods

The aftershocks: (1) Portfolio diversification

The after shocks: (2) From opaque to transparent Tighter regulations Tighter reporting Investable assets might change Complex derivative products, exotic structured products no longer in vogue Or fund of funds, where the underlying investments are not clear. Residual concerns about counterparty risk likely to linger Gold is simple to understand, it has intrinsic value beyond that of an investment product and it has no counterparty risk.

The after shocks (3): The re-emergence of inflation Fed Funds Target Rate of "0 to 1/4%" Massive injections of liquidity into the banking system Quantitative easing measures A large fiscal stimulus package = Future Inflation (?)

Gold performs well in a high inflation environment

Gold and deflation Many traditional assets, like equities, perform poorly in a deflationary environment. Because the gold price was fixed for much of the period between 1871 and 1971, gold's price performance during the Great Depression is not relevant. Neither gold mining stocks nor silver serve as a good proxy. During the deflationary period between 1813 and 1851, the price of gold was relatively constant. In 1813 it was U$19.83/oz, by 1828 - no data are available for the remainder of the period - it was US$19.03/oz, having traded in a range of US$17.52- US$20.82/oz.

After shock (4): The largest deficit since 1945

Gold as a dollar hedge

Ways to access the gold market Coins and bars Allocated and unallocated accounts Futures, options & other derivative products, including structured products linked to the gold price Gold funds Share ownership in gold mining companies.

SPDR Gold Shares (GLD) SPDR Gold Shares (GLD) Ticker GLD NAV Ticker GLDIV Cusip 78463V107 Inception Date 11/12/2004 Expense Ratio 0.40% Objective Designed to track price of gold (less expenses) Structure Continuously offered investment trust Initial Pricing Based on price of 1/10 ounce of gold Allocated Gold The Trust's allocated gold bullion is kept in the form of London Good Delivery bars (400 oz.) and held in an allocated account Storage The gold bullion is held by the Custodian, HSBC Bank USA, in its London vault. Assets ($ Mil) $33,286 Source: State Street Strategy & Research, As of 3/31/09

US Fixed Income 6.96% Intn'l Equities 11.63% Gold 31.92% Highest Return Lowest Return Source: Zephyr Style Advisor, SSgA Strategy & Research as of December 31, 2008 Gold Price-London PM Fix, Gold; S&P 500 Index, US Equities; Citigroup 3-Month T-bill, Cash; Barclays Capital US Aggregate Bond Index, US Fixed Income; MSCI EAFE Index, International Equities; DJ Wilshire REIT Annual Performance by Investment Style and Market Cap 1998 US Equities 28.58% US Fixed Income 8.67% Cash 5.06% Gold -0.83% Real Estate -17.01% Intn'l Equities 20.33% 1999 Intn'l Equities 27.30% Cash 4.74% Gold 0.85% US Fixed Income -0.83% Real Estate -2.58% US Equities 21.04% 2000 Real Estate 31.04% Cash 5.96% Gold -5.44% US Equities -9.11% Intn'l Equities -13.96% US Fixed Income 11.63% 2001 Real Estate 12.35% Cash 4.09% Gold 0.75% US Equities -11.88% Intn'l Equities -21.21% US Fixed Income 8.42% 2002 Gold 25.57% Real Estate 3.58% Cash 1.70% Intn'l Equities -15.66% US Equities -22.10% US Fixed Income 10.27% 2003 Intn'l Equities 39.17% US Equities 28.68% Gold 19.89% US Fixed Income 4.11% Cash 1.07% Real Estate 36.18% 2004 Real Estate 33.16% US Equities 10.88% Gold 4.65% US Fixed Income 4.34% Cash 1.24% Intn'l Equities 20.70% 2005 Real Estate 13.82% Cash 3.00% Gold 17.77% US Equities 4.91% Intn'l Equities 14.02% Real Estate 35.97% Cash 4.76% Gold 23.20% US Equities 15.79% Intn'l Equities 26.86% US Fixed Income 4.33% Real Estate -17.55% Cash 4.74% US Equities 5.20% 2006 US Fixed Income 2.43% 2007 2008 US Fixed Income 5.24% Gold 4.32% Cash 1.80% US Equities -37.00% Real Estate -39.20% Intn'l Equities -43.06%

Why Invest in Gold Effective Portfolio Diversifier Source: Zephyr Style Advisor, SSgA Strategy & Research Gold Price-London PM Fix, Gold; S&P 500 Index, US Equities; Citigroup 3-Month T-bill, Cash; Barclays Capital US Aggregate Bond Index, US Fixed Income; MSCI EAFE Index, International Equities; DJ Wilshire REIT Index, Real Estate: 20 Year Correlations with Gold January 1989 - December 2008

Gold-Spot Price vs. Futures Spot Gold: The spot gold price refers to the price of gold for immediate delivery. Spot Gold vs. Gold Futures: There is usually a difference between the spot price of gold and the future price. The future price is used for futures contracts and represents the price to be paid on the date of a delivery of gold in the future. In normal markets the futures price for gold is higher than the spot.

Tax Treatment of GLD SPDR Gold Shares received a private letter ruling permitting investment by such retirement plans such as IRAs and 401ks The Internal Revenue Service (IRS) treats gold as a collectible for long-term capital gains tax purposes. Capital gains recognized by individuals from the sale of SPDR Gold Shares are subject to a capital gains rate of 28% if held for more than one year.

Benefits of SPDR(r) Gold Shares Access & Ownership New York Stock Exchange Arca listed (NYSE Arca Ticker: GLD) Cost-Effective Typically less than cost of buying, storing and insuring physical gold Liquid Liquidity not limited to secondary trading on NYSE Arca Underpinned by liquidity of the 24-hour global over-the-counter market for gold SPDR(r) Gold Shares may be created and redeemed to meet market demand Transparent The price, holdings and NAV of Gold Shares can be tracked daily at: www.spdrgoldshares.com

SPDR(r) Gold Shares GLD

APPENDIX A: Disclosure

Important Disclosure Statement Regarding Forward-Looking Statements This document includes "forward-looking statements" which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this document that address activities, events or developments that will or may occur in the future, including such matters as changes in commodity prices and market conditions (for gold and the Shares), the Trust's operations, the Sponsor's plans and references to the Trust's future success and other similar matters are forward-looking statements. Investors are cautioned that these statements are only projections. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor made based on its perception of historical trends, current conditions and expected future developments, as well as other factors believed appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor's expectations and predictions, however, is subject to a number of risks and uncertainties, including, but not limited to fluctuations in the price of gold; reductions in the amount of gold represented by each Share due to the payment of Trust expenses and the impact of the termination of the fee reduction under the Trust Indenture; purchasing activity in the gold market associated with the purchase of Baskets from the Trust; the lack of experience of the Sponsor and its management in operating an investment vehicle such as the Trust; unanticipated operational or trading problems; the lack of protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936; the lack of a market for the Shares; the level of support from the World Gold Council; competition from other methods of investing in gold; the impact of large-scale distress sales of gold in times of crisis; the impact of substantial sales of gold by the official sector; the effect of a widening of interest rate differentials between the cost of money and the cost of gold; the loss, damage, theft or restrictions on access to the Trust's gold; the lack of adequate sources of recovery if the Trust's gold is lost, damaged, stolen or destroyed, including a lack of insurance; the failure of gold bullion allocated to the Trust to meet the London Good Delivery Standards; the failure of sub-custodians to exercise due care in the safekeeping of the Trust's gold; the limited ability of the Trustee and the Custodian to take legal action against sub-custodians; the insolvency of the Custodian; the Trust's obligation to reimburse the Purchaser and the Market Agent for certain liabilities in the event the Sponsor fails to indemnify them; competing claims over ownership of intellectual property rights related to the Trust; and other factors identified in the "Risk Factors" section of the Prospectus filed with the SEC and in other filings made by the Trust from time to time with the SEC. Consequently, all the forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Sponsor or Marketing Agent anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust's operations or the value of the Shares. Neither the Sponsor, Marketing Agent nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust, Marketing Agent nor the Sponsor is under a duty to update any of the forward- looking statements to conform such statements to actual results or to reflect a change in the Sponsor's or Marketing Agent's expectation or projections. The value of the Shares relates directly to the value of the gold held by the Trust and fluctuations in the price of gold could materially adversely affect an investment in the Shares. Investors should be aware that there is no assurance that gold will maintain its long-term value in terms of purchasing power in the future. In the event that the price of gold declines, the Sponsor expects the value of an investment in the Shares to decline proportionately. Shareholders of the Gold Trust will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936. The Trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act. Neither the Sponsor nor the Trustee is subject to regulation by the CFTC. Shareholders will not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools. The "SPDR" trademark is used under license from The McGraw-Hill Companies, Inc. and the SPDR(r) Gold Trust is permitted to use the "SPDR" trademark pursuant to a sublicense from the Marketing Agent. No financial product offered by SPDR(r) Gold Trust, or its affiliates is sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. ("McGraw-Hill"). McGraw-Hill makes no representation or warranty, express or implied, to the owners of any financial product or any member of the public regarding the advisability of investing in securities generally or in financial products particularly or the ability of the index on which financial products are based to track general stock market performance. McGraw-Hill is not responsible for and has not participated in any determination or calculation made with respect to issuance or redemption of financial products. McGraw-Hill has no obligation or liability in connection with the administration, marketing or trading of financial products. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL McGRAW-HILL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. For more complete information, please call 866.320.4053 or visit www.spdrgoldshares.com Marketed by State Street Global Markets, LLC, an affiliate of State Street Global Advisors. IBG-0069 Exp date: 3/31/2010

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold, 30th Floor, Boston, MA 02111.